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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Hooker Furniture Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held March 22, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at the Company’s corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Thursday, March 22, 2007, at 9:00 a.m., for the following purposes:

(1)	To elect six directors to serve a one-year term on the Company’s Board of Directors; and

(2)	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on February 5, 2007 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

March 8, 2007

Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

March 22, 2007

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Thursday, March 22, 2007, at 9:00 a.m., at the Company’s corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 8, 2007 to all holders of record on February 5, 2007 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by

•	delivering a written notice to the Secretary of the Company,

•	executing and delivering a later-dated proxy or

•	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On February 5, 2007, the record date for the Annual Meeting, there were 13,269,242 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

ELECTION OF DIRECTORS

The Company proposes the election of Paul B. Toms, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All nominees listed were previously elected directors by the shareholders. The Board of Directors of the Company presently consists of six directors whose terms expire at the time of the 2007 Annual Meeting.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Certain information regarding each nominee follows.

Paul B. Toms, Jr., 52, has been a Director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000 (and President since November 1, 2006, upon the retirement of Douglas C. Williams). Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983.

W. Christopher Beeler, Jr., 55, has been a Director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. Mr. Beeler is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

John L. Gregory, III, 59, has been a Director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory, McGarry & Wall, P.C. Mr. Gregory is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Mark F. Schreiber, 64, has been a Director since 2004. He is the retired President and Chief Operating Officer of Houston-based furniture retailer Star Furniture. He held that position from 1995 until his retirement in early 2003. Mr. Schreiber is a member of the Audit Committee and the Compensation Committee.

David G. Sweet, 60, has been a Director since March 1, 2006. He is the retired Vice President of The North Face, a designer and marketer of outdoor apparel and a division of VF Corporation, from 2002 until his retirement in December 2004. He served as Vice President of VF Outdoor – Europe from 2000 to 2002. Prior to 2000, Mr. Sweet held various management positions during his 26-year career with VF Corporation. Mr. Sweet is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Henry G. Williamson, Jr., 59, has been a Director since 2004. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina, and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is also the Chairman of the Board of Williamson Corporation of North Carolina (doing business as Carolina Staffing Specialist), a temporary staffing business. Mr. Williamson is Chairman of the Audit Committee and a member of the Compensation Committee.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held six meetings during the fiscal year ending November 30, 2006. The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Compensation Committee met six times, the Audit Committee met ten times and the Nominating and Corporate Governance Committee met four times in fiscal 2006. Each incumbent director attended at least 75% of the total fiscal 2006 Board meetings and committee meetings held during the period that he was a member of the Board or such committees. Each of the following directors and director nominees is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. It is the Company’s policy that each of the directors is expected to attend the Company’s annual shareholder meetings. All of the Company’s nine directors attended the 2006 Annual Meeting.

Compensation of Directors

For 2006, non-employee directors received an annual cash retainer of $18,000, plus $7,500 for serving on the Audit Committee and $3,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees. The Chair of the Audit Committee received an additional $4,500, and the Chairs of the Compensation and Nominating and Corporate Governance Committees each received an additional $3,000. Employee directors receive no additional compensation for Board or committee meetings attended. During fiscal 2006 Directors were paid no other compensation by the Company for the performance of their services as directors. Directors are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors.

Cash compensation for the current directors’ services as directors of the Company during fiscal 2006 (excluding reimbursement for expenses) is set forth in the table below:

Director	Fiscal 2006 Cash Compensation
W. Christopher Beeler, Jr.	$31,500
Robert M. “Mac” Cooper, Jr. (resigned June 30, 2006)	12,000
John L. Gregory, III	27,000
Mark F. Schreiber	28,500
David G. Sweet	23,750
L. Dudley Walker (retired March 31, 2006)	4,500
Henry G. Williamson, Jr.	33,000

Beginning in 2006, non-employee directors also received an annual grant of restricted stock under the Company’s 2005 Stock Incentive Plan. The plan was approved by shareholders at the 2005 Annual Meeting. The number of shares of restricted stock awarded to each non-employee director each year is determined by dividing fifty percent of the total annual fees payable to that director for that year by the fair market value of the Company’s Common Stock on the award date, and rounding to the nearest whole share. The restricted stock will become fully vested, and the restrictions applicable to the restricted stock will lapse, on the third anniversary of the grant date, or if earlier, when the director dies or is disabled, the Annual Shareholders Meeting following the director’s attainment of age 75, or a change in control of the Company.

On January 16, 2006, each non-employee director of the Company received an award of restricted shares of Company Common Stock as set forth in the table below:

Outside Director	Restricted Stock Grant (# of shares)
W. Christopher Beeler, Jr.	1,029
Robert M. “Mac” Cooper, Jr. (forfeited upon resignation)	784
John L. Gregory, III	882
Mark F. Schreiber	931
L. Dudley Walker (vested upon retirement)	147
Henry G. Williamson, Jr.	1,078

Compensation for non-employee directors for 2007 will not change from 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which presently consists of Messrs. Beeler (Chairman), Gregory and Sweet:

•	identifies individuals qualified to become Board members;

•	selects, or recommends that the Board select, nominees to the Board and each committee;

•	assists the Board with respect to corporate governance matters applicable to the Company; and

•	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for:

•	evaluating and making recommendations to the Board regarding the size and composition of the Board;

•	developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board; and

•	identifying, investigating and recommending prospective director candidates.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to renominate the director.

The Committee will consider a director candidate recommended by a shareholder for the 2008 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company and is received at the Company’s principal executive offices on or before February 1, 2008. The recommendation must include a description of the candidate’s qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the recommendation;

•	a representation that the shareholder will be entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

•

information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, if the candidate were to be nominated by the Board of Directors;

•	information concerning the director candidate’s independence as defined by applicable NASDAQ listing standards; and

•	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee presently includes Messrs. Gregory (Chairman), Schreiber and Williamson. The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer, each of the Executive and Senior Vice Presidents and the President and Chief Executive Officer of Bradington-Young. No member of the Compensation Committee may be a current employee of the Company. Each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. The Compensation Committee Report on Executive Compensation begins on page 9.

Audit Committee

The Audit Committee, which presently consists of Messrs. Williamson (Chairman), Beeler, Schreiber and Sweet:

•	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

•	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm; and

•	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. The Report of the Audit Committee is set forth below. Each member of the Audit Committee is independent as defined by applicable NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Williamson and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended November 30, 2006 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U. S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Committee required by Independence Standards Board Standard No. 1. The Committee has also considered whether the provision of non-audit related services by the independent registered public accounting firm is compatible with maintaining the firm’s independence and found it to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006 for filing with the Securities and Exchange Commission.

Henry G. Williamson, Jr., Chairman

W. Christopher Beeler, Jr.

Mark F. Schreiber

David G. Sweet

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth, for the fiscal years ended November 30, 2006, 2005 and 2004, and for the two-month transition period ended January 28, 2007 (the “Transition Period”), the compensation for services in all capacities to the Company of those persons who at any time during the fiscal year ended November 30, 2006 and the Transition Period served as the Company’s Chief Executive Officer or at November 30, 2006 and January 28, 2007 were the next four most highly compensated executive officers of the Company for the fiscal year ended November 30, 2006 and the Transition Period and the Company’s former President and Chief Operating Officer, who retired effective October 31, 2006 (each a “named executive officer” and collectively, the “named executive officers”).

Name and Principal Position	Year	Annual Compensation			All Other Compensation (1)
		Salary	Bonus	Other Annual Compen- sation
Paul B. Toms, Jr., Chairman, President (since November 1, 2006) and Chief Executive Officer	2 Mos.	$49,570			$4,711
	2006	288,768	$102,808		17,642
	2005	279,001	85,873	$72	19,575
	2004	249,997	185,130		16,683

Douglas C. Williams, President and Chief Operating Officer (through October 31, 2006) (2)	2 Mos.
	2006	279,456	102,808		1,916,004
	2005	270,001	85,873	155	29,454
	2004	241,201	185,130		26,121

E. Larry Ryder, Executive Vice President – Finance and Administration	2 Mos.	40,000			3,774
	2006	232,873	82,247		29,122
	2005	225,002	68,698	155	29,454
	2004	193,201	148,104		26,121

Michael P. Spece, Executive Vice President – Merchandising and Design	2 Mos.	40,000			3,774
	2006	232,873	82,247		24,847
	2005	225,002	68,698	80	25,179
	2004	186,002	148,104		24,525

Raymond T. Harm, Senior Vice President – Sales	2 Mos.	35,700			3,180
	2006	208,033	68,539		27,652
	2005	201,001	57,248	129	28,486
	2004	171,600	123,420		24,907

C. Scott Young, President and Chief Executive Officer – Bradington-Young, LLC	2 Mos.	43,175			1,210
	2006	251,505	89,100		19,205
	2005	240,815	74,423		19,108
	2004	216,780	160,446		2,500

(1)	All Other Compensation for 2006 for each named executive officer includes amounts paid for the term life insurance benefit under the Company’s executive life insurance program and employer contributions to the Company’s tax-qualified employee stock ownership plan (“ESOP”) and tax-qualified Section 401(k) plans as set forth below:

	Life Insurance Program	ESOP	401(k)
Paul B. Toms, Jr.	$3,780	$7,262	$6,600
Douglas C. Williams	8,490	14,032	6,600
E. Larry Ryder	8,490	14,032	6,600
Michael P. Spece	4,215	14,032	6,600
Raymond T. Harm	7,020	14,032	6,600
C. Scott Young		14,032	5,173

All Other Compensation for the Transition Period represents employer contributions to the Company’s 401(k) plans.

(2)	Mr. Williams retired as the Company’s President and Chief Operating Officer effective October 31, 2006. All Other Compensation for 2006 for Mr. Williams includes a (a) $214,966 lump sum early retirement payment and (b) a $1,671,916 lump sum payment under the Company’s supplemental retirement income plan. Both of these payments will be paid six months after his retirement date. See “Retirement of Douglas C. Williams” on page 8 for additional information regarding Mr. Williams’s retirement agreement.

Supplemental Retirement Income Plan

The Company provides a supplemental retirement income plan for Messrs. Toms, Ryder, Spece and Harm, as well as certain other executives of the Company. This plan provides a monthly supplemental retirement benefit equal to 40% of the executive’s final average monthly compensation, payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any bonuses paid to the executive during the five-year period prior to his termination of employment with the Company. An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until attainment of age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. However, Mr. Spece will become fully vested if he remains continuously employed until he reaches age 60. In addition, the monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as defined in the plan).

The estimated annual benefit payable upon retirement at normal retirement age (assuming full vesting) to each of the named executive officers who participates in the supplemental retirement income plan is set forth below:

Estimated Annual Retirement Benefit (1)
Paul B. Toms, Jr.	$247,594
Douglas C. Williams (2)	187,315
E. Larry Ryder	150,203
Michael P. Spece	147,460
Raymond T. Harm	139,429

(1)	Calculated based on historical average salary and bonus amounts for the five-year period ending November 30, 2006. Actual benefits would be calculated based on the five-year period prior to termination of employment with the Company. Other than Mr. Ryder, who will turn 60 during fiscal 2008, none of the Company’s current named executive officers has reached, or would reach during fiscal 2008, the minimum vesting age for this benefit.
(2)	Mr. Williams retired effective October 31, 2006. Prior to his retirement Mr. Williams participated in the supplemental income retirement plan. See “Retirement of Douglas C. Williams” below for information regarding Mr. Williams’s modified retirement benefit under this plan.

Executive Life Insurance Program

The Company provides an executive life insurance program for Messrs. Toms, Ryder, Spece and Harm, as well as certain other executives of the Company. This life insurance program provides a death benefit of $1.5 million if the executive dies on or before his 60th birthday, and a $1 million death benefit if he dies after his 60th birthday but on or before his 65th birthday. The life insurance benefit automatically terminates when the executive terminates employment with the Company for any reason other than death or when he attains age 65, whichever occurs first. The life insurance policies funding the new life insurance program are owned by the Company.

2005 Stock Incentive Plan

The Hooker Furniture Corporation 2005 Stock Incentive Plan, approved by shareholders in 2005, is intended to help the Company recruit, motivate and retain the caliber of employees and outside directors essential to the Company’s success and to further align the interests of those employees and outside directors with the long-term interests of the Company’s shareholders. The Compensation Committee determined that the addition of an equity-based compensation opportunity to the Company’s existing compensation program would enable the Company to provide long-term incentives that would complement the short-term incentives inherent in the Company’s performance-based annual bonus program, which is described in the Compensation Committee’s report beginning on page 9 of this proxy statement.

The plan permits grants of restricted stock, restricted stock units, stock appreciation rights and performance grants. Performance-based awards under the plan would qualify for deductibility under Section 162(m) of the Internal Revenue Code. A maximum of 750,000 shares of the Company’s Common Stock were originally available for issuance under the plan, subject to adjustment for stock dividends or other distributions, stock splits, mergers, consolidations, combinations, share repurchases or exchange or other similar corporate transactions or events. No more than 75,000 shares of Common Stock may be allocated to incentive awards that are granted during any single taxable year to any individual employee participant.

All present and future key management employees of the Company and its subsidiaries are eligible to receive incentive awards under the plan if the Compensation Committee determines that they have contributed, or can be expected to contribute, significantly to the Company or any of its subsidiaries. The Compensation Committee has the power and complete discretion to select eligible key management employees to receive incentive awards and to determine the type of award and its terms and conditions. In addition, each outside director will be eligible to receive restricted stock in accordance with the terms of the award program for outside directors, which is described under “Compensation of Directors” beginning on page 2. Outside directors are not eligible to receive any other type of incentive award under the plan.

Other than restricted stock grants made to the Company’s non-employee directors (8,942 restricted shares of Common Stock in the aggregate), no incentive awards have been approved under the plan.

Retirement of Douglas C. Williams

Douglas C. Williams, the Company’s former President and Chief Operating Officer, retired effective October 31, 2006. Mr. Williams also resigned as a member of the Company’s board of directors on September 27, 2006. As a result of an evaluation of management needs, particularly in light of the Company’s current business model, Mr. Williams was offered early retirement in late August 2006. On August 30, 2006, Mr. Williams informed the Company of his decision to accept this early retirement offer.

In consideration of Mr. Williams’s thirty-five years of outstanding service and willingness to take early retirement, the Compensation Committee of the Board of Directors approved an early retirement arrangement under which Mr. Williams received or will receive:

1.	a lump sum early retirement payment of $214,966, which is equal to 40 weeks of Mr. Williams’s 2006 base salary. This amount will be paid six months following Mr. Williams’s retirement date;

2.	a non-prorated bonus of under the Company’s annual incentive bonus program for the 2006 fiscal year ($102,808), in accordance with the Company’s practice regarding bonus eligibility for retiring executives; and

3.	a lump sum payment of $23,288 on his retirement date, which represents Mr. Williams’s accrued and unused vacation pay under the Company’s vacation pay program.

In addition, because Mr. Williams, age 59, was less than one year away from becoming initially vested in 75% of his accrued benefit under the Company’s supplemental retirement income plan (“SRIP”), and in consideration of his thirty-five years of service to the Company, the Committee approved a modified benefit for Mr. Williams under the SRIP. This benefit is based on the full retirement benefit that Mr. Williams would have been entitled to receive under the SRIP if he had been retiring at age 65 on October 31, 2006, adjusted as follows:

•

the SRIP benefit calculation includes the annual incentive bonus paid to Mr. Williams for the 2006 fiscal year (see #2 above) and the $23,288 in unused vacation paid to him at retirement (see #3 above), neither of which would have been included in the benefit calculation under the SRIP; and

•

the Committee authorized that the retirement benefit be paid, at Mr. Williams’s election, in a single lump sum or in periodic installments, discounted at the 30-year Treasury rate in effect on the date of retirement, on or beginning six months after Mr. Williams’s retirement date instead of in the 180 monthly installments specified under the SRIP.

Mr. Williams elected to take the lump sum payment, in the amount of $1,671,916, which will be paid to Mr. Williams six months after his retirement date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is composed exclusively of non-employee, independent directors. The Board of Directors delegated to the Committee the responsibility to develop and implement general principles for compensating the Company’s Chief Executive Officer and the other members of the Company’s executive leadership team. The Committee also is responsible for administering certain Company compensation plans and for exercising general oversight over the Company’s executive compensation practices. The Committee meets at scheduled times throughout the year.

General Compensation Philosophy

The Committee has adopted a charter that provides guidelines for carrying out the Committee’s responsibilities. The Committee periodically reviews the charter to determine whether modifications are necessary to reflect changes in the Company’s business or the market environment in which it operates, and to address other factors that may affect executive compensation setting.

The Committee believes that the primary goal of the Company’s compensation program should be to attract and retain highly qualified executives who will contribute significantly to the success of the Company. The Committee further believes that the compensation program should motivate executives to achieve the financial and other goals inherent in the Company’s business strategy, and should link the elements of compensation to both individual performance and to the Company’s financial performance.

Prior to the beginning of the 2005 fiscal year, the Committee engaged a compensation consulting firm to review and advise the Committee on the Company’s then current compensation and benefits programs. The compensation consultant was asked to help the Committee determine whether the programs furthered the Committee’s overall compensation philosophy in as effective a manner as possible. The consulting firm reviewed the total amount of compensation provided to each member of the executive leadership team, and also reviewed the individual components comprising each member’s total compensation. The consulting firm concluded that the Company’s annual base salary and annual performance bonus program provide total annual compensation generally in line with that of peer companies, but noted that the Company’s overall compensation program lacked a long-term incentive element. While the companies in the peer group identified by the compensation consultant were not identical to the group of companies used for the Performance Graph in this proxy statement, the Committee determined that the peer group identified by the compensation consultant was appropriate to use for purposes of compensation setting because that group generally represents the types of firms that the Company competes with for executive talent.

After considering the compensation consultant’s analysis, the Committee concluded that it would be appropriate to add stock-based incentive compensation to the Company’s overall executive compensation program. The Committee decided that stock-based awards could be structured to create long-term incentives that would complement the short-term incentives inherent in the Company’s annual performance bonus program and that such awards could help to more closely align the interests of the executive leadership team with those of the Company’s shareholders. At the Committee’s recommendation, the Board of Directors adopted a stock incentive plan that was approved by the Company’s shareholders at the 2005 annual shareholder meeting.

Compensation Decisions for Fiscal 2006

Compensation Setting Process

In setting base salaries and annual bonus opportunities for 2006, the Committee adopted a process similar to that used in prior years. First, the Committee reviewed the compensation consulting firm’s assessment for 2005 of the compensation levels for each member of the Company’s executive leadership team. That assessment collected total compensation data for executives with comparable positions to those of the executive leadership team and developed from that data a series of salary ranges for each executive leadership team member. The salaries approved by the Committee for each executive team member for 2005 were in line with the mid-point salary ranges for comparable positions with the peer companies identified in the compensation consultant’s study. The assessment also analyzed the total annual compensation paid to the members of the executive leadership team. The Committee met with the compensation consultant and confirmed that it was the consultant’s judgment that the salary and total compensation for executives with comparable positions with the peer companies identified in the prior assessment had not changed significantly from the data previously provided.

The Committee next considered recommendations of annual compensation levels presented by the Chief Executive Officer and Chief Financial Officer. Those recommendations included modest cost of living increases of 3.5% in annual base salaries and a bonus program with individual bonus opportunities based on the amount by which the Company’s earnings before taxes exceed a specified threshold amount.

Base Salaries and Annual Bonus Opportunities

After considering the consultant’s assessment and the management recommendations, the Committee decided to increase the annual base salaries of the members of the executive leadership team for fiscal 2006 by a modest cost of living increase of 3.5%. The Committee made no changes from fiscal 2005 in the individual bonus opportunities or threshold amount under the annual bonus program.

Stock Incentive Plan

The Committee considered whether to implement a long-term incentive under the stock incentive plan, which had been approved by the Company’s shareholders at the 2005 annual shareholders meeting. The Committee considered overall Company performance, other corporate initiatives underway, and other effects of implementing a long-term equity-based incentive. At the time, the Company was engaged in a study of its Employee Stock Ownership Plan (“ESOP”) and was considering certain options for reducing related employee benefit expense. Executive management indicated that proposed solutions could range from allocating fewer shares of Common Stock to plan participants each year to termination of the plan. The Committee determined that initiating stock-based incentive compensation for executives at a time when action regarding the ESOP could likely result in reducing or eliminating equity compensation to other employees was not in the best interests of employee relations. The Committee therefore decided to delay the implementation of a long-term stock-based incentive and to consider the issue again for 2007.

Chief Executive Officer Compensation

The Committee determined that setting the Chief Executive Officer’s annual base salary at $288,768 and providing a bonus opportunity for the 2006 fiscal year under the program described above was appropriate. The Committee also determined that this level of compensation was appropriate to recognize the Chief Executive Officer’s performance during 2005. The Committee noted that the Chief Executive Officer had adapted the Company’s business strategy to position the Company to more effectively compete in a marketplace that has been changing as a result of increased competition from foreign furniture manufacturers as well as operating in a difficult economic environment.

Other Compensation Programs

The Committee decided that as a general matter no changes should be made to the other compensation programs for the executive leadership team, such as the Company’s supplemental retirement plan or executive life insurance program.

Compliance with Internal Revenue Code Section 162(m)

The Committee takes into account the federal income tax limit on Company deduction for compensation of over $1 million that is paid in any taxable year to the Company’s Chief Executive Officer or to any of the other four most highly compensated individuals who are executive officers at the end of the year. Current compensation levels for each of the members of the Company’s executive leader team are well below the $1 million threshold.

In addition, the types of incentive awards authorized under the stock incentive plan generally would be exempt from the $1 million limitation on deductible compensation. The Committee will consider the potential application of the deduction limit when structuring compensation components in future years.

Retirement Arrangement for Former President and Chief Operating Officer

During 2006, the Company evaluated its management needs, particularly in light of the Company’s current business model. As a result, Douglas C. Williams, the Company’s President and Chief Operating Officer, was offered early retirement in late August 2006. On August 30, 2006, Mr. Williams informed the Company of his decision to accept this early retirement offer. In consideration of Mr. Williams’s thirty-five years of outstanding service and willingness to take early retirement, the Committee approved the early retirement arrangement described under “Retirement of Douglas C. Williams” on page 8, which included a lump sum retirement payment, a full bonus for 2006 and a lump sum payment for accrued vacation. The Committee also approved a modified retirement benefit under the Company’s supplemental retirement income plan (“SRIP”) in light of Mr. Williams’s 35 years of service to the Company and the fact that at age 59 he was less than one year from being vested in 75% of his accrued benefit under that plan. The terms of Mr. Williams’s modified benefit under the SRIP are also described under “Retirement of Douglas C. Williams” on page 8.

John L. Gregory, III (Chairman)

Mark F. Schreiber

Henry G. Williamson, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 2, 2003, the Company, through its wholly owned subsidiary B-Y Acquisition LLC, acquired substantially all of the assets of Bradington-Young, LLC, a North Carolina-based manufacturer of upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium to high-end price niches (“Bradington-Young NC”). Following the acquisition, B-Y Acquisition LLC changed its name to Bradington-Young, LLC (“Bradington-Young VA”). C. Scott Young, an owner and manager of Bradington-Young NC, now serves as the President and Chief Executive Officer of Bradington-Young VA and is deemed to be an executive officer of the Company. In addition, Craig S. Young and Clark S. Young, Mr. Young’s brothers, were also owners of Bradington-Young NC. Craig S. Young now serves as Vice President of Sales of Bradington-Young VA and received $218,341 in salary and bonus for fiscal 2006, and $28,069 in salary for the two-month transition period ended January 28, 2007. Clark S. Young serves as an independent commissioned sales representative for the Company on the same terms as the Company’s other independent commissioned sales representatives. He earned $390,178 in commissions in fiscal 2006, and $54,350 for the two-month transition period ended January 28, 2007. Both Craig S. Young and Clarke S. Young are expected to continue to serve in these capacities during the year ending February 3, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of November 30, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	0	N/A	745,933

Equity compensation plans not approved by security holders	None	None	None

Total	0	N/A	745,933

(1)	Shares allocable to incentive awards granted under the Company’s 2005 Stock Incentive Plan that expire, are forfeited, lapse or otherwise terminate or are cancelled will be added to the shares available for incentive awards under the plan. Any shares covered by a stock appreciation right will be counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised. In addition, any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares of Common Stock covered by an incentive award that is settled in cash will be added to the shares available for incentive awards under the plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies it has received of the Forms 3, 4 and 5 filed during or with respect to the fiscal year ended November 30, 2006, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements, except that Douglas C. Williams, the Company’s former President and Chief Operating Officer, was one day late in filing a Form 4 for one sale transaction. In addition, during the Company’s two-month transition period ended January 28, 2007, GreatBanc Trust Company, the trustee for the Company’s Employee Sock Ownership Plan, was one day late in filing a Form 4 for a disposition of shares to the Company.

PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Russell 2000® Index, and an industry index, the Household Furniture Index, for the period from November 30, 2001 to November 30, 2006. This year the Company is using the Household Furniture Index, which combines wood and upholstered furniture companies, as the industry index for the performance graph. In prior years the Company used the Wood Household Furniture Index, which also appears below for comparison purposes. The Company selected the Household Furniture Index for the performance graph to reflect the increased importance of upholstered furniture to the Company’s results of operations since the acquisition of Bradington-Young in January 2003.

(1)	The graph shows the cumulative total return on $100 invested at the beginning of the measurement period in the Company’s Common Stock or the specified index, including reinvestment of dividends.
(2)	Beginning June 27, 2002, the Company’s Common Stock was listed on the NASDAQ Capital Market (formerly the NASDAQ SmallCap Market) under the symbol “HOFT.” From April 11, 2001 through June 24, 2002, the Company’s Common Stock was quoted on the Over-the-Counter Bulletin Board. Before April 11, 2001, the Common Stock was not listed for trading on any securities exchange or inter-dealer quotation system of a registered national securities association.
(3)	Household Furniture Index (SIC Codes 2511 and 2512) as prepared by Hemscott, Inc. At February 1, 2007, Hemscott reported that the Household Furniture Index consisted of: Bassett Furniture Industries, Inc., Chromcraft Revington, Inc., Ethan Allen Interiors Inc., Flexsteel Industries, Inc., Furniture Brands International, Inc., Hooker Furniture Corporation, La-Z-Boy Incorporated, Natuzzi S.p.A. and Stanley Furniture Company, Inc.
(4)	Wood Household Furniture Index (SIC Code 2511) as prepared by Hemscott, Inc. At February 1, 2007, Hemscott reported that the Wood Household Furniture Index consisted of: Bassett Furniture Industries, Inc., Chromcraft Revington, Inc., Ethan Allen Interiors Inc. and Stanley Furniture Company, Inc.
(5)	The Russell 2000® Index, prepared by Frank Russell Company, measures the performance of the 2000 smallest companies out of the 3,000 largest U.S. companies based on total market capitalization.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of February 5, 2007 by

•	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock,

•	each director and director nominee,

•	each named executive officer and

•	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Hooker Furniture Corporation Employee Stock Ownership Plan Trust (1)	1,371,318	(1)	10.3%
NWQ Investment Management Company, LLC (2)	1,796,672	(2)	13.5
Franklin Resources, Inc. (3)	1,762,006	(3)	13.3
Paradigm Capital Management, Inc. (4)	1,088,200	(4)	8.2
Barclays Global Investors, NA (5)	756,669	(5)	5.7
J. Clyde Hooker, Jr. (6)	692,671	(6)	5.2
Paul B. Toms, Jr.	545,384	(7)	4.1
E. Larry Ryder	21,974	(8)	*
Douglas C. Williams	21,644	(9)	*
W. Christopher Beeler, Jr.	17,113		*
Michael P. Spece	10,747	(10)	*
Raymond T. Harm	5,951	(11)	*
John L. Gregory, III	3,368		*
Henry G. Williamson, Jr.	3,161		*
Mark F. Schreiber	2,617		*
C. Scott Young	1,697	(12)	*
David G. Sweet	936		*
All directors and executive officers as a group (11 persons)	631,474	(13)	4.8%

*	Less than one percent.
(1)

The principal business address for GreatBanc Trust Company, the trustee (the “ESOP Trustee”) of the Hooker Furniture Corporation Employee Stock Ownership Plan Trust (the “ESOP Trust”), is 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523. The ESOP Trustee has sole voting power with respect to 1,317,318 shares of Common Stock held by the ESOP Trust, which have not been allocated to plan participants. In addition to shares reported in the table above, 843,351 shares of Common Stock held by the ESOP have been allocated to plan participants’ accounts. Those shares are voted by the ESOP Trustee in accordance with the directions of the participants, unless no directions are received. The ESOP Trustee has disposition power with respect to shares owned by the ESOP Trust; however, the ESOP Trustee may dispose of ESOP shares only at the direction of a committee appointed by the Company. That committee consists of the following officers of the Company: Paul B. Toms, Jr., E. Larry Ryder and Jack R. Palmer (Vice President-Human Resources).

(2)

The beneficial ownership information for NWQ Investment Management Company, LLC is based upon a Schedule 13G filed with the SEC on January 11, 2007. The Schedule 13G indicates that NWQ Investment Management Company has sole disposition power with respect to all 1,796,672 of such shares and sole voting power with respect to 1,666,472 of such shares. The principal business address of NWQ Investment Management Company is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(3)

The beneficial ownership information for Franklin Resources, Inc. is based upon a Schedule 13G/A filed with the SEC on February 5, 2007. Franklin Resources, its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources), reported holdings of the Company’s common stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of Franklin Resources. Franklin Resources reported that Franklin Advisory Services, LLC has sole voting power for 1,742,006 shares and sole disposition power for all 1,762,006 shares. The principal business address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(4)	The beneficial ownership information for Paradigm Capital Management, Inc. is based upon a Schedule 13G/A filed with the SEC on February 14, 2007. The Schedule 13G/A indicates that Paradigm Capital Management has sole voting and disposition power with respect to all 1,088,200 of such shares and that all such shares are owned by advisory clients of Paradigm Capital Management. The principal business address of Paradigm Capital Management is Nine Elk Street, Albany, New York 12207.
(5)	The beneficial ownership information for Barclays Global Investors, NA is based upon a Schedule 13G filed with the SEC on January 23, 2007. Barclays Global Investors indicated that it, along with certain of its affiliates, holds the shares in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G indicates that Barclays Global Investors and its affiliates have sole voting power with respect to 691,657 of the shares and sole dispositive power with respect to all 756,669 of them. The principal business address of Barclays Global Investors is 45 Fremont Street, San Francisco, California 94104.
(6)	J. Clyde Hooker, Jr. has sole voting and disposition power with respect to 542,101 shares and shared voting and disposition power with respect to 150,570 shares. The business address for Mr. Hooker is c/o Hooker Furniture Corporation, 440 East Commonwealth Boulevard, Martinsville, Virginia 24112.
(7)	Mr. Toms has sole voting and disposition power with respect to 74,922 shares and shared voting and disposition power with respect to 458,968 shares. Mr. Toms also has sole voting power with respect to 11,494 shares held by the ESOP Trust. Mr. Toms also may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).
(8)	Mr. Ryder has sole voting and disposition power with respect to 7,500 shares. He also has sole voting power with respect to 14,474 shares held by the ESOP Trust. Mr. Ryder also may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).
(9)	Mr. Williams has sole voting and disposition power with respect to 4,652 shares. He also has sole voting power with respect to 16,992 shares held by the ESOP Trust.
(10)	Mr. Harm has sole voting power with respect to 5,951 shares held by the ESOP Trust.
(11)	Mr. Spece has sole voting and disposition power with respect to 3,750 shares. He also has sole voting power with respect to 6,997 shares held by the ESOP Trust.
(12)	Mr. Young has sole voting power with respect to 1,697 shares held by the ESOP Trust.
(13)	Messrs. Toms and Ryder, each of whom is an executive officer, may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2008. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the fiscal years ended November 30, 2006 and 2005:

	2006	2005
Audit Fees	$633,000	$619,000
Audit-Related Fees	12,000	18,000
Tax Fees	12,000	3,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audit of the Company’s annual financial statements and related audit and attestation work with respect to the Company’s internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings. Audit Fees for 2006 include estimated fees of $109,000, which have not yet been billed by KPMG.

Audit-Related Fees include fees billed by KPMG in 2006 and 2005 for audit-related services not otherwise reported in the preceding paragraph.

Tax Fees include fees billed by KPMG for state tax planning and compliance services and advice.

Audit Committee Preapproval of Audit and Non-Audit Services

The Audit Committee is required to preapprove all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to preapprove such services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any preapproval to the Committee at its next meeting. Less than 1% of aggregate audit-related fees and tax fees were approved by the Committee pursuant to the de minimus waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the six nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors will not be included in determining the number of votes cast on the election of directors and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of that matter.

Voting of Shares Held in Employee Stock Ownership Plan

Participants in the Company’s ESOP will receive a form to use to provide voting instructions to GreatBanc Trust Company, the trustee for the ESOP (the “ESOP Trustee”), for the shares of Common Stock held on each participant’s behalf by the ESOP Trustee. The share amounts on the form will reflect the shares in the participant’s plan account. Voting instructions should be returned, properly executed, in the envelope provided. The ESOP Trustee will vote in accordance with a participant’s instructions. If an ESOP participant does not return voting instructions, the ESOP Trustee will vote the shares in its discretion.

Shareholder Proposals for 2008 Annual Meeting

The Company plans to hold the 2008 Annual Meeting on June 30, 2008. All proposals submitted by shareholders for presentation at the 2008 Annual Meeting must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals. In addition, the Company’s Bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2008 Annual Meeting, the notice must be received no later than February 1, 2008. The shareholder’s notice must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

•	the number of shares of stock of the Company beneficially owned by the shareholder;

•	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

•	any interest that the shareholder may have in such business.

The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before April 16, 2008.

A proposal that any shareholder desires to have included in the proxy statement for the 2008 Annual Meeting of shareholders must be received by the Company no later than February 1, 2008.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

March 8, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

HOOKER FURNITURE CORPORATION

March 22, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors:			2. In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Paul B. Toms, Jr. ¡ W. Christopher Beeler, Jr. ¡ John L. Gregory, III ¡ Mark F. Schreiber ¡ David G. Sweet ¡ Henry G. Williamson, Jr.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on March 22, 2007, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder Date	Signature of Shareholder Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for March 22, 2007

The undersigned hereby appoints Paul B. Toms, Jr. and E. Larry Ryder, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, on March 22, 2007 at 9:00 A.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters on the reverse side:

(Continued and to be dated and signed on reverse side.)